Exhibit 6.9

THIS NOTE HAS NOT BEEN REGISTERED OR OTHERWISE QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND NEITHER THIS NOTE, NOR ANY INTEREST THEREIN, MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH QUALIFICATIONS AS MAY BE REQUIRED UNDER SUCH LAWS, OR EXEMPTIONS FROM SUCH REGISTRATION AND FROM ANY SUCH QUALIFICATIONS WHICH, IN THE OPINION OF COUNSEL (SUCH COUNSEL AND OPINION BEING REASONABLY SATISFACTORY TO MAKER), ARE AVAILABLE.

UNSECURED PROMISSORY NOTE

$	Issuance Date: , 2017

FOR VALUE RECEIVED, Newsbeat Social, Inc., a Delaware corporation (“Maker”), with offices at 3123 NW Industrial Street, Portland, OR 97210, hereby promises to pay to ________________________ or its permitted assigns or successors in interest (“Payee”), the principal amount of ______________________________, together with interest on the unpaid amount thereof, in accordance with the provisions of this Unsecured Promissory Note (this “Note”).

1.             Interest Rate. This Note shall bear simple interest on the unpaid principal amount hereunder, from the issuance date of this Note until this Note is paid in full, at a rate of 1.667% per month (20% on an annualized basis). Interest shall be computed on the basis of a 365-day year, counting the actual number of days elapsed. Notwithstanding the foregoing or the maturity date hereof, in no event shall Maker pay less than a minimum aggregate amount of $___________ of interest (being equal to 5% of the principal amount of this Note).

2.             Payment of Principal Amount and Interest on Note. This Note shall mature and Maker shall pay the principal amount of this Note and all accrued but unpaid interest on such amount to Payee on the “Maturity Date”, which shall be the first business day after the Company has its final closing from Maker’s offering of common stock (the “Reg A+ IPO”) pursuant to Regulation A under the Securities Act of 1933 (the “Securities Act”). In the event the Maturity Date does not occur within one (1) year of the issuance date of this Note, the Note shall mature upon Payee’s demand. Maker may, at any time and from time to time, without premium or penalty, prepay all or any portion of the outstanding obligations under this Note, including without limitation accrued but unpaid interest on the outstanding principal amount.

3.             Issuance of Common Stock. On the date Payee provides Maker with the $__________principal amount being borrowed by Maker pursuant to this Note, in further consideration of the mutual agreements being made herein, Maker shall issue to Payee ___________________ shares of its common stock, par value $0.0001 (the “Shares”). Payee acknowledges that Maker requires that all persons who are shareholders of Maker at or about the time of qualification of Maker’s Reg A+ IPO execute 180-day lock-up agreements.

4.             Representations and Warranties.

(a) Maker represents and warrants to, and covenants and agrees with, Payee as follows:

(i)        Maker is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(ii)       Maker has all requisite corporate power and authority to execute and deliver this Note, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Note: (i) have been duly and validly authorized by all requisite corporate action of Maker, and (ii) no other action on the part of Maker or its directors or shareholders is necessary to authorize the execution, delivery or performance of this Note. This Note constitutes the valid and binding obligation of Maker, enforceable against Maker in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought.

(b) Payee represents and warrants to, and covenants and agrees with, Maker as follows:

(i)       Payee is a trust duly organized and validly existing under the laws of the jurisdiction of its establishment, and has all requisite corporate power and authority to execute and deliver this Note, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Note: (i) have been duly and validly authorized by all requisite action of Payee, and (ii) no other action on the part of Payee is necessary to authorize the execution, delivery or performance of this Note. This Note constitutes the valid and binding obligation of Payee, enforceable against Payee in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought.

(ii)        Payee is an accredited investor as defined in Rule 501(a) of Regulation D under the Securities Act; Payee has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby and can bear the economic risk of a complete loss of its investment.

(iii)       Payee did not learn of the opportunity to make the investment contemplated hereby as a result of any general solicitation or general advertising, and in particular did not become interested in such opportunity through Maker’s public filing with the U.S. Securities and Exchange Commission of Maker’s offering statement on Form 1-A for the Reg A+ IPO, or any amendment thereto or portion thereof, or any other publicity or advertising relating to the Reg A+ IPO.

(iv)       Payee understands that this Note and the Shares being acquired by it pursuant to Section 3 hereof are “restricted” securities under the U.S. federal securities laws that may not be resold or otherwise transferred without registration under the Securities Act or reliance upon an exemption from such registration which, in the opinion of counsel (such counsel and opinion being reasonably satisfactory to Maker), is available, and in compliance with the Lock-Up Agreement.

5.             Default. An “Event of Default” shall exist hereunder if: (i) Maker fails to pay any amount (whether interest, principal or other amount) when due under this Note and such failure continues for a period of ten (10) business days after Payee gives written notice to Maker of such failure to pay; (ii) Maker shall have instituted any proceeding: (A) seeking a declaration or entailing a finding that Maker is insolvent under any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, or any other similar law now or hereafter in effect; or (B) seeking appointment of a receiver, trustee, liquidator, assignee, sequestrator or other custodian for Maker or for all or any substantial part of Maker’s property; (iii) a proceeding shall have been instituted by a third party in respect of Maker: (A) seeking a declaration or entailing a finding that Maker is insolvent under any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, or any other similar law now or hereafter in effect, and such proceeding shall remain undismissed and unstayed for a period of ninety (90) consecutive days; or (B) seeking appointment of a receiver, trustee, liquidator, assignee, sequestrator or other custodian for Maker or for all or any substantial part of Maker’s property, and such proceeding shall result in the entry, making or grant of any such order for relief, declaration, finding, relief or appointment, and such proceeding shall remain undismissed and unstayed for a period of ninety (90) consecutive days; or (iv) the winding up, liquidation or dissolution of Maker. Upon the occurrence and for the entire duration of any Event of Default, Payee may declare all unpaid principal and accrued interest on the Note to be due and payable immediately. Demand, presentment, protest and notice of nonpayment and notice of any other kind are hereby waived by Maker in connection with the delivery, acceptance, performance, or default of this Note. Upon an Event of Default, Maker shall pay all reasonable costs of collection incurred by Payee.

6.             Amendment and Waiver. This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Maker or Payee, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

7.             Assignment. This Note will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of each party hereto. Neither Maker nor Payee may assign any of its rights or obligations under this Note without the prior written consent of the other party; provided, that Maker may assign all or any portion of this Note to any affiliate of Maker, so long as Maker will remain obligated for the performance of this Note. Any attempted assignment in violation hereof shall be null and void ab initio. This Note is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and their successors and permitted assigns, any legal or equitable rights hereunder

8.             Governing Law; Jurisdiction. This Note is to be construed and governed by the Laws of the State of Oregon (without giving effect to principles of conflicts of laws). Each of Maker and Payee irrevocably agree that any dispute or legal proceeding arising out of or in connection with this Note shall exclusively be brought in the state or federal courts sitting in or otherwise serving Multnomah County in the State of Oregon (or in any court in which appeal from such courts may be taken).

9.             WAIVER OF JURY TRIAL. MAKER AND PAYEE EACH HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY DISPUTE OR LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH THIS NOTE.

10.           Severability; Usury Laws. If any provision of this Note or the application thereof to any party or circumstance is held invalid, illegal or unenforceable, the remainder of this Note and the application of such provision to other parties or circumstances shall not be affected thereby and the provisions of this Note shall be severable in any such instance. This Note is subject to the express condition that at no time shall Maker be obligated or required to pay interest on the principal balance at a rate which could subject Maker or Payee to either civil or criminal liability as a result of being in excess of the maximum rate which Maker is permitted by law to contract or agree to pay. If by the terms of this Note, Maker is at any time required or obligated to pay interest on the principal balance at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and interest payable hereunder shall be computed at such maximum rate.

11.           Entire Agreement. This Note constitutes the entire agreement between the parties with respect to the subject matter hereof and referenced herein, and supersede and terminate any prior agreements between the parties or their respective affiliates (written or oral) with respect to the subject matter hereof.

12.           Certain Interpretive Matters. The parties acknowledge and agree that: (i) this Note is the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party; (ii) each party and its counsel have reviewed and negotiated the terms and provisions of this Note and have contributed to its revision; (iii) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Note; (iv) the headings contained in this Note are for reference purposes only and shall not affect in any way the meaning or interpretation of this Note; (v) whenever required by the context, any pronoun used in this Note shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (vi) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Note shall be deemed in each case to refer to this Note as a whole and not to any particular subdivision of this Note; (vii) the words “including,” “includes,” “included” and “include,” when used, are deemed to be followed by the words “without limitation”; and (viii) any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein.

13.           Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or email, with affirmative confirmation of receipt, (iii) one (1) business day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) business days after being mailed, if sent by registered or certified mail, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Maker, to:

Newsbeat Social, Inc.
3123 NW Industrial Street
Portland, OR 97210
Attention: Stanley W. Fields, Chief Executive Officer

Facsimile No.: (212) 370-7889
Telephone No.: (503) 954-1126
Email: stanley@spiretech.com

If to Payee, to the address of Payee set forth on the signature page of this Note.

14.           Counterparts. This Note may be executed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signature on each such counterpart were on the same instrument. Further, this Note may be executed by transfer of an originally signed document by facsimile or e-mail (in PDF or a similarly scanned format), each of which will be as fully binding as an original document.

[Signatures follow]

IN WITNESS WHEREOF, Maker has caused this Unsecured Promissory Note to be duly executed and delivered as of the date first set forth above.

NEWSBEAT SOCIAL, INC.
By: Name: Stanley W. Fields Title: Chief Executive Officer

Acknowledged and agreed as of the date first set forth above:

Name:

Title:

Address for Notice:

Facsimile:

Telephone:

Email:

[Signature Page to Newsbeat Social, Inc. June 2017 Note]